Exhibit 5.1 to Registration Statement on Form S-4 of Revett Minerals Inc.
(Opinion of Randall | Danskin, P.S.)

RANDALL | DANSKIN LETTERHEAD

October __, 2013

Board of Directors
Revett Minerals Inc.
11115 East Montgomery Avenue, Suite G
Spokane Valley, WA 99206

Gentlemen:

We have acted as counsel for Revett Minerals Inc. (the "Corporation"), a Canadian corporation, with respect to the preparation of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), for the registration of 34,596,387 previously issued common shares of the Company, no par value per share (the "Common Shares"), in conjunction with a proposed transaction in which the Corporation will change its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States of America through a continuance under Section 188 of the Canada Business Corporations Act. The change in jurisdiction is sometimes referred to herein as the “domestication” and is subject to shareholder approval. The Delaware corporation that will continue in existence following the consummation of the domestication transaction is Revett Mining Company, Inc.

As counsel to the Corporation, we are familiar with the corporate proceedings taken by the Corporation to authorize the filing of the Registration Statement. We have examined originals or copies otherwise certified or identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for this opinion. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material to this opinion, where such facts have not been independently established, we have relied to the extent we deem reasonably appropriate upon the representations and warranties of the Corporation and upon certificates or representations of corporate officers of the Corporation. We have also considered those questions of law that we deemed relevant.

In rendering this opinion, we call to your attention the fact that we are admitted to practice in the State of Washington and do not purport to be experts in the laws of any jurisdiction other than the laws of such state and the federal laws of the United States. Although we are not admitted to practice in the State of Delaware, we are generally familiar with the corporate laws of such state and have relied upon standard compilations of such laws in expressing this opinion.

Based upon the foregoing, it is our opinion that the shares of common stock of Revett Mining Company, Inc. to be issued to the holders of the Corporation’s Common Shares in the domestication transaction pursuant to the Registration Statement are validly issued, fully paid and non-assessable.

We consent to the inclusion of this opinion in the Registration Statement as an exhibit.

Very truly yours,

RANDALL | DANSKIN, P.S.

/s/ Douglas J. Siddoway

Douglas J. Siddoway